Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2017

CONFERENCE CALL TRANSCRIPT

OCTOBER 23, 2017 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call, to review the financial results for the second fiscal quarter ended on September 30, 2017. At the request of the Company this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the internet, and aim to increase the recognition of the “PetMeds” family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today’s speaker, Mendo Akdag, the President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results. We will compare our second fiscal quarter and six months ended on September 30, 2017 to last year’s quarter and six months ended on September 30, 2016. For the second fiscal quarter ended on September 30, 2017, our sales were $66.7 million compared to $60.8 million for the same period the prior year, an increase of 9.7%. For the six months ended on September 30, 2017, sales were $146.4 million compared to $133.3 million for the six months the prior year, an increase of 9.8%. The increases in sales were due to increases in new order and reorder sales. The average order value was approximately $85 for the quarter compared to $82 for the same period last year.

For the second fiscal quarter net income was $8.8 million, or $0.43 diluted per share compared to $4.9 million, or $0.24 diluted per share for the same quarter the prior year, an increase to net income of 79%, and for the six months, net income was $18.0 million, or $0.88 diluted per share compared to $11.5 million, or $0.56 diluted per share a year ago, an increase to net income of 57%. The accelerated increase in net income was mainly due to higher gross profit margins, and during the quarter there was an income tax benefit of approximately $800,000, or $.04 diluted per share, related to stock based compensation.

New order sales increased by 8.8% to $11.6 million for the quarter compared to $10.7 million for the same period the prior year. For the six months, the new order sales increased by 11.7% to $26.8 compared to $24.0 million for the same period last year. Reorder sales increased by 9.9% to $55.1 million for the quarter compared to reorder sales of $50.1 million for the same quarter the prior year. For the six months the reorder sales increased by 9.4% to $119.5 million compared to $109.3 million for the same period last year. We acquired approximately 134,000 new customers in our second fiscal quarter compared to 131,000 for the same period the prior year, and we acquired approximately 302,000 new customers in the six months compared to 289,000 for the same period a year ago. Approximately 84% of our sales were generated on our web site for the quarter compared to 82% for the same period the prior year, which resulted in a 12.3% increase in online sales.

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The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

For the second fiscal quarter, our gross profit as a percent of sales was 35.2% compared to 29.7% for the same period the prior year, and for the six months our gross profit as a percent of sales was 34.8% compared to 30.4% for the same period a year ago. The shift in sales to higher margin items in the flea, tick and heartworm categories, the trend we have seen in the last two quarters, continued in the September quarter.

Our general and administrative expenses as a percent of sales was down to 9.3% compared to 9.5% for the same quarter last year, and for the six months it was 8.5% compared to 8.9% for the six months the prior year. We were able to leverage the G&A with increased sales.

For the quarter we spent $4.5 million in advertising compared to $4.4 million for the same quarter the prior year. For the six months we spent $10.8 million in advertising compared to $10.1 million for the six months a year ago. The advertising cost of acquiring a customer was approximately $34 for the quarter compared to $33 for the same quarter the prior year, and for the six months it was $36 compared to $35 for the six months last year.

We had $68.4 million in cash and cash equivalents and $23.0 million in inventory with no debt as of September 30, 2017. Net cash from operations for the six months was $18.3 million compared to $27.8 million for the same period last year. The decrease was mainly due to increases in inventory.

This ends the financial review. Operator we are ready to take questions.

Coordinator:

Thank you. We will now begin the question-and-answer session. If you would like to ask a question please press star followed by the 1. Remember to unmute your phone and record your name and company name clearly when prompted. These are required to introduce your question. To cancel press star followed by the number 2. Please stand by for our first question. And our first question comes from the line of Kevin Ellich from Craig-Hallum. Your line is now open.

Kevin Ellich:

Good morning thanks for taking the questions. Mendo I guess I want to start off with gross margin strength. Can you give us a little bit more color as to what’s driving that? Are we talking specifically about the oral flea and tick products? And then can you give us the breakdown of your mix of prescription versus OTC?

Mendo Akdag:	The main driver is there is a shift from topicals, which have low margins, to oral medications in the flea and tick category.

Kevin Ellich:	Okay.

Mendo Akdag:	And the prescriptions are the majority of the business.

Kevin Ellich:	I mean are we talking 51% or 75% now?

Mendo Akdag:	We are not going to disclose that.

Kevin Ellich:	Okay. And then can you talk about – did you see any impact from the hurricane in terms of impact on your sales or cost of, you know, having to put in extra overtime and things like that?

Mendo Akdag:	We have seen some impact, negative impact on sales. It is difficult to quantify. It probably impacted more of the new orders.

Kevin Ellich:

More new orders? Okay great. And then one thing on the balance sheet I thought payables was down about $6 million sequentially. Positive impact on your cash flow. Bruce do you have any color on what is going on with payables this quarter?

Bruce Rosenbloom:	No I mean, more timing. You know inventory and payables is more timing with our company. So really no further comment on that.

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Kevin Ellich:	Okay and then what about the tax rate going forward? Should we use this level or is it going to bounce back to the 37% rate you guys have been historically at?

Bruce Rosenbloom:

Right as you know we had a one-time tax benefit of $800,000 in the quarter due to the difference between the fair market price of the shares at grant date versus the actual price at vesting. So we may have something similar in the March quarter as well. It is probably somewhere in the middle.

Mendo Akdag:	It depends on the stock price.

Bruce Rosenbloom:	It really does.

Kevin Ellich:

Okay got it. And then two last ones. New customer transaction size looks like it was up over 6% again this quarter. Should we expect that to continue? Do you think that is really due to the new products? Just what are you guys seeing in the market? And then lastly Mendo, any thoughts on potential competition? I saw something out of PetSmart a few weeks ago, wondering what you think about the competition on the horizon?

Mendo Akdag:

We anticipate spending more on advertising. So we will see what happens. As far as the PetSmart pharmacy is concerned, based on our numbers we have not seen any material impact so far. So we’ll see what happens. Also they have been in the pharmacy business for a few years through a subsidiary. I guess it appears they are rebranding.

Kevin Ellich:	Okay great sounds good. Thanks guys.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. And our next question is from the line of Erin Wright from Credit Suisse. Your line is now open.

Erin Wright:

Great thanks. Given sort of the seasonality across the business how should we be thinking about the quarterly progression of the gross margin trend in the coming quarters ahead of potentially this slower flea and tick month?

Mendo Akdag:	It appears the gross margin improvement is going to continue compared to last year I should say. But it’s going to depend on also how the competition behaves pricewise.

Erin Wright:	I guess then what other drivers outside of flea and tick could be I guess offsetting in the event there is a slowdown with the seasonal progression? Or typical slowdown.

Mendo Akdag:	You are talking about the gross margins?

Erin Wright:	Correct.

Mendo Akdag:	Well historically flea and tick category had the lowest gross margins. So if the mix is less of flea and tick that doesn’t necessarily mean it will negatively impact gross margins.

Erin Wright:	Okay and then you have had success I guess it seems with the chewable flea and tick medications. I guess how sustainable is that or how is your access to those types of products?

Mendo Akdag:	We do have access to them. There is no problem from that perspective. There is a shift to oral medications from topical.

Erin Wright:	And any sort of changes from a supply chain standpoint in terms of your relationship with distributors or even directly with manufacturers?

Mendo Akdag:	There is, I would say there is no material change at this time.

Erin Wright:	Okay all right thank you so much.

Mendo Akdag:	You’re welcome.

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Coordinator:

Thank you. Once again participants if you would like to ask a question please press star followed by the 1. And remember to record your name and company name. And our next question is from the line of Anthony Lebiedzinski from Sidoti & Company. Your line is now open.

Anthony Lebiedzinski:

Yes good morning and thank you for taking the question. So as far as the gross margin expansion the other category that you highlighted was the heartworm category. Can you speak to that a little bit more specifically? What you are seeing there? And you know any further color on that? And I have…

Mendo Akdag:	It is just that the category is growing.

Anthony Lebiedzinski:

Okay. Okay and then as far as the new order sales growth. I think it has decelerated sequentially from the June quarter. Anything to read into that or is it just maybe some timing perhaps of your advertising spending? Anything you can add on that?

Mendo Akdag:

The hurricanes might have had a negative impact especially on new orders and less on reorders. And also we didn’t, we spent about – our spending and advertising was relatively flat compared to the same quarter last year.

Anthony Lebiedzinski:	Got it okay. Any – I may have missed this but any sort of – as far as impacts from the hurricanes that you could cite to?

Mendo Akdag:	It is difficult to quantify but there was some negative impact probably more on new orders and less on reorders.

Anthony Lebiedzinski:	Got it okay. And Bruce just wanted to clarify. So the tax issue that was related to ASU 2016-09 is that what that is in reference to?

Bruce Rosenbloom:	Yes.

Anthony Lebiedzinski:	Okay. Okay thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you and our next question comes from the line of Erin Wright from Credit Suisse. Your line is now open.

Erin Wright:

Great thanks. Just a quick follow up on the advertising spend. I guess can you speak to kind of how your strategy has evolved in terms of advertising over the past, kind of year and what you anticipate kind of in the coming quarters? I think you have previously said that it should increase year-over-year. I guess is that still the case? Thank you.

Mendo Akdag:	Yes I would say that is still the case. We anticipate that we are going to spend more on advertising compared to the last fiscal year.

Erin Wright:	And I guess how is…

Mendo Akdag:	Go ahead.

Erin Wright:	Oh I was just going to ask how the strategy sort of has evolved over the last year.

Mendo Akdag:	I would say it is similar to last year’s. We are doing a little bit more targeted advertising but it is similar to I would say last fiscal year. We are just doing more of it.

Erin Wright:	Great thank you.

Mendo Akdag:	You’re welcome.

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Coordinator:	Thank you and at this time we do not have any questions on queue. Speakers you may begin.

Mendo Akdag:

Thank you. For the remainder of fiscal 2018 we’ll continue to focus on increasing sales and improving our service levels. This wraps up today’s conference call. Thank you for joining us. Operator this ends the conference call.

Coordinator:	Thank you for participating. You may now disconnect.

END

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